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Exhibit 23(p)

                                 CODE OF ETHICS

                          DAVIS SELECTED ADVISERS, L.P.
                        DAVIS SELECTED ADVISERS--NY, INC.
                             DAVIS DISTRIBUTORS, LLC
           AND THE CLIENTS FOR WHICH THEY SERVE AS INVESTMENT ADVISER

                           AS AMENDED JANUARY 29, 2000

PREAMBLE
--------

The interests of our clients, and the interests of shareholders of the funds we advise, are, at all times, our highest priority. In order to maintain this priority, all personal securities transactions are conducted in a manner consistent with this Code of Ethics (the "Code"). We are committed to maintaining the integrity of our business by exercising vigilance in the avoidance of all actual or potential conflicts of interest or abuses of our position of trust and responsibility. The Code should be read in conjunction with this Preamble.

SECTION 1:  DEFINITIONS
-----------------------

All definitions shall be interpreted pursuant to the Investment Company Act of 1940 (the "1940 Act") and its Rule 17j-1, and the Investment Advisers Act and its Rule 204-(2).

(A) "Adviser" means Davis Selected Advisers, L.P. ("DSA"), Davis Selected Advisers -- NY, Inc. ("DSANY"), and Davis Distributors, LLC ("DDLLC"), and any firm which controls, is controlled by, or is under common control with DSA, and any other firm adopting this Code.

(B) "Access Person" means any director, officer, general partner, or Advisory Person of the Adviser or a Fund. Access Person shall not include:

          (1) disinterested Directors who are Access Persons solely by reason of being a Director of a Fund; or

          (2) Officers of a Fund who are Access Persons solely by reason of being an Officer of a Fund;

    if such Disinterested Directors and Officers do not, in connection with their regular functions or duties, obtain information regarding the purchase or sale of a security by that Fund prior to disclosure in a regular meeting of Directors.*

(C) "Advisory Person" means

          (1) any employee of the Adviser or a Fund who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

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         (2) any natural person in a control relationship to the Adviser or a
Fund who obtains information concerning recommendations made to such company with regard to the purchase of a Covered Security; or

         (3) any person who obtains information concerning any recommendations or executions of Client transactions in Covered Securities and has been designated by the Compliance Officer as an Advisory Person.*

* This Code requires the Compliance Officer to maintain a list of all Access Persons and Advisory Persons and to provide these persons with notice of their status.

(D) "Security held or to be Acquired by a Client" means:

    (1)  any Covered Security which, within the most recent 15 days:

         (a)    is or has been held by a Client; or
         (b) is being or has been seriously considered for purchase by a Client; and

    (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in part (i) of this section.

A Covered Security is seriously considered for purchase by a Client when a recommendation to purchase or sell a Covered Security has been communicated to a portfolio manager for a Client and the portfolio manager is considering the recommendation. A Covered Security is not being seriously considered for purchase by a Client solely by reason of that Covered Security being subject to normal review procedures applicable to portfolio securities of the Client, or normal review procedures which are part of a general industrial or business study, review, survey or research or monitoring of securities markets.

(E) "Beneficial Owner" shall be determined in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. (The meaning of the term "Beneficial Owner" is summarized and illustrated in Appendix A attached to this Code.)

(F) "Client" means any party for whom the Adviser provides investment advisory services. Clients include Funds, whether or not the Adviser serves as the primary investment adviser or serves as sub-adviser.

(G) "Compliance Officer" shall mean an Adviser's designated Compliance Officer or, in the case of such designated Compliance Officer's unavailability or inability to act, any officer of the Adviser designated to act in such circumstances.

(H) "Control" shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

(I) "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act , except that it does not include: (1) direct obligations of the Government of the United States, (2) banker's acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end funds registered under the 1940 Act.

(J) "Disinterested Director" means a director of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.


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(K) "Fund" means each investment company for whom the Adviser serves as the primary investment adviser and manages the investment company's daily business affairs. Currently, this includes the Davis Funds and the Selected Funds.

(L) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 505, or Rule 506,

(M) "Purchase or Sale of a Covered Security" includes, inter alia, the writing of an option to purchase or sell a Covered Security.

SECTION 2:  UNLAWFUL ACTIONS
----------------------------

No Access Person, in connection with the purchase or sale of any Security Held or to be acquired by a Client shall

(A) employ any device, scheme or artifice to defraud a Client;

(B) make any untrue statement of a material fact (or omit to state a material fact necessary in order to make the statements made not misleading) to a DSA employee making investment decisions or to a DSA officer investigating securities transactions;

(C) engage in any act, practice or course of business that operates or would operate as a fraud or deceit to a Client; or

(D) engage in any manipulative practice with respect to a Client.

SECTION 3:  PROHIBITED PURCHASES AND SALES
------------------------------------------

(A) Pre-Clearing. No Access Person shall, directly or indirectly, purchase or sell any Covered Security (or any security sold in a Limited Offering) in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership without the prior approval of the Compliance Officer. The Compliance Officer shall pre-clear his personal transactions in any Covered Security (or any security sold in a Limited Offering) with a senior officer designated by DSA.

(B) Initial Public Offerings. No Access Person shall acquire any Securities in an initial public offering.

(C) Seven Day Trading Window. No Access Person shall, directly or indirectly, purchase or sell any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, and which to his or her actual knowledge at the time of such purchase or sale is being seriously considered for purchase or sale by or for a Client, or is the subject of a pending buy or sell order by a Client, or is programmed for purchase or sale by or for a Client; or was purchased or sold by or for a Client within the seven (7) calendar day period preceding or following the purchase or sale by such Access Person.

(D) Sanctions. Upon discovering a violation of Section 3(A) of this Code, the Compliance Officer shall impose a fine in an amount he or she deems appropriate. Upon discovering a violation of Sections 2, 3(B) or 3(C) of this Code, the Adviser and the Board of Directors of any Fund affected by such violation may impose such sanctions as each deems appropriate, including, inter alia, monetary sanctions, a letter of censure or suspension or termination of the


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employment of the violator, civil referral to the SEC or other civil regulatory authorities, or criminal referral.

(E) For purposes of the prohibitions in Section 3 of this Code on purchases and sales of certain Securities, "directly or indirectly" shall be deemed to include within such prohibitions any transaction involving any other substantially similar Covered Securities of the same issuer, and any derivatives of such Covered Security.

SECTION 4:  EXEMPTED TRANSACTIONS
---------------------------------

(A) Blue Chip Exemption. The prohibitions of Section 3(A) of this Code shall not apply to any purchase or sale, or series of related transactions, involving less than $50,000 of the securities of a company listed either on a national securities exchange or traded over the counter and having a market capitalization exceeding $5 billion. A series of transactions in the securities of a company shall be deemed to be related if occurring within seven days, and shall be deemed not to be related if occurring more than 14 days apart.

(B) The prohibitions of Section 3 of this Code shall not apply to:

          (1) No Control. Purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control.

         (2) Automatic Dividend Reinvestment Plan. Purchases that are part of an automatic dividend reinvestment plan.

         (3) Pro Rata Rights. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (4) Systematic Investment Plan. Purchases effected through a systematic investment plan involving the automatic investment of a predetermined amount on predetermined dates, provided the Compliance Officer has been previously notified by the employee that he or she (or his or her spouse) will be participating in the plan.

          (5) Gifts. Subject to the provisions of Section 7, the giving or receiving of any security as a gift.

         (6) Futures Contracts, Options on Futures Contracts. Any purchase or sale involving futures contracts on broad securities indices, such as the S&P, or interest rate futures contracts, or options on such futures contracts.

SECTION 5: LIMITED OFFERINGS
----------------------------

In reviewing requests for approval of a transaction by an Access Person involving a limited offering, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to such Access Person by virtue of his or her position with the Adviser.

An Advisory Person who has been authorized to acquire Securities in a limited offering shall be required to disclose such investment when that Advisory Person plays a part in any Fund's subsequent consideration of an investment in the issuer. Any such consideration of an

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investment in the issuer shall be subject to review by Advisory Persons with no personal interest in the issuer.

SECTION 6: DISGORGEMENT BY ACCESS PERSONS OF CERTAIN SHORT-TERM TRADING PROFITS
-------------------------------------------------------------------------------

(A) No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized by such Access Person on such short-term trades shall be disgorged.

(B) Any profits realized by an Access Person on trades made in violation of
Section 3(C) of this Code (the Seven Day Trading Window) shall be disgorged.

SECTION 7: GIFTS
----------------

In addition to those provisions of the NASD Rules of Fair Practice or similar ethical rules relating to the receipt of gifts and other benefits, all Access Persons are prohibited from receiving any gift, gratuity, favor award or other item or benefit having a market value in excess of $100 per person, per year, from or on behalf of any person or entity that does, or seeks to do, business with or on behalf of the Adviser or its Clients. Business-related entertainment such as meals, tickets to the theater or a sporting event which are infrequent and of a non-lavish nature are excepted from this prohibition.

SECTION 8: SERVICE AS A DIRECTOR
--------------------------------

Access Persons are prohibited from serving on the boards of directors of publicly traded companies unless the Compliance Officer determines, in writing, that such service is not inconsistent with the interests of the Clients and their shareholders. If the Compliance Officer has approved such service, and such Access Person is also an Advisory Person, that Advisory Person shall be isolated, through "Chinese Wall" procedures, from persons making investment decisions with respect to such issuer.

SECTION 9: REPORTING
--------------------

(A) Initial and Annual Disclosure. Except as provided in paragraph (e), every Access Person shall:

          (1) Report all personal holdings of Covered Securities within 10 days of becoming an Access person; and

          (2) Report all personal holdings of Covered Securities as of December 31st (or other date acceptable to the Compliance Officer) within 30 days of calendar year-end.

(B) Duplicate Confirmation Statements. Every Access Person shall instruct the broker, dealer or bank with or through whom a Covered Security transaction is effected in which every Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in the Covered Security, to furnish the Compliance Officer duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements of account are sent to the Access Person.

(C) Quarterly Reporting. Every Access Person shall report within 10 days after the end of each calendar quarter to the Compliance Officer all Covered Securities transactions taking


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place during the preceding calendar quarter in an account of which the Access
Person is a Beneficial Owner. If the Access Person did not execute any such transactions during the preceding calendar quarter, he shall report such fact to the Compliance Officer.

(D) Opening Brokerage Accounts. Prior to the opening of an account for the purpose of executing transactions in Covered Securities, every Access Person shall obtain the written consent of the Compliance Officer.

(E) Non-Discretionary Accounts. No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control.

(F) Non-Admission Statement. Any such disclosure report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

SECTION 10:  ADMINISTRATION OF THE CODE
---------------------------------------

(A) Appointment of a Compliance Officer. DSA shall appoint a Compliance Officer and shall keep a record for five years of the persons serving as Compliance Officer and their dates of service.

(B) Administration of the Code. The Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Access Persons and to prevent violations of the Code.

(C) Record of Violations of the Code. The Compliance Officer shall maintain a record of all violations of the Code, and of any action taken as a result of the violation, which shall be maintained for five years in an easily accessible place.

(D) List of Access and Advisory Persons. The Compliance Officer shall prepare a list of the Access Persons and Advisory Persons, shall update the list as necessary, and shall maintain a record (for 5 years) of former lists of Access and Advisory Persons.

(E) Notice of Status as Access or Advisory Person. The Compliance Officer shall notify each Access and Advisory Person of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.

(F) Notice of Amendments to the Code. Amendments to this Code shall be provided to each Access and Advisory Person, who shall acknowledge receipt thereof.

(G) Exemptions to the Code. The Board of Directors of the Funds may exempt any person from application of any Section(s) of this Code. A written memorandum shall specify the Section(s) of this Code from which the person is exempted and the reasons therefore.

(H) Quarterly Directors' Report. The Compliance Officer shall compile a quarterly report to be presented to the Board of Directors of each of the Funds. Such report shall discuss compliance with this Code, and shall provide details with respect to any failure to comply and the actions taken by the Adviser upon discovery of such failure.

(I) Annual Directors' Report. Not less than once a year the Compliance Officer shall furnish to Directors of each of the Funds, and the Directors shall consider, a written report that:


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         (1) Describes any issues arising under the Code since the last report to the Directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations. The annual written report may incorporate by reference information included in written quarterly reports previously presented to the Directors; and

         (2) Certifies that DSA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

SECTION 11:  ADOPTION OF CODE BY ENTITIES OTHER THAN DSA
--------------------------------------------------------

The Compliance Officer of DSA shall ensure that all firms controlling, controlled by, or under common control with DSA that employ persons who obtain information concerning recommendations or executions of Covered Security transactions of any Client have adopted the Code or have imposed similar ethical constraints on their personnel.

SECTION 12:  MATERIAL CHANGES TO THE CODE
-----------------------------------------

(A) All material changes to the Code must be approved by a majority of the Board of Directors (including independent directors voting separately) of Funds at their next regular meeting (and in no event more than 6 months after material change). DSA shall provide the Directors with a certification that DSA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Directors shall base their approval on a determination that the Code contains provisions reasonably necessary to prevent Access persons from violating Section 2 of this Code.

(B) A copy of each version of the Code shall be maintained for five years in an easily accessible place.



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                                 CODE OF ETHICS

                          DAVIS SELECTED ADVISERS, L.P.
                        DAVIS SELECTED ADVISERS--NY, INC.
                             DAVIS DISTRIBUTORS, LLC
           AND THE CLIENTS FOR WHICH THEY SERVE AS INVESTMENT ADVISER

                           AS AMENDED JANUARY 29, 2000


INITIAL & ANNUAL CODE OF ETHICS CERTIFICATION
---------------------------------------------

I acknowledge that I have received a copy and read the Code of Ethics, as amended January 29, 2000, for Davis Selected Advisers, L.P., Davis Selected Advisers--NY, Inc., Davis Distributors, LLC, other entities adopting this Code and the Funds and clients for which they serve as investment adviser. I understand my responsibilities under this Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

I hereby certify that I have complied with the requirements of the Code of Ethics of Davis Selected Advisers, L.P., Davis Selected Advisers--NY, Inc., Davis Distributors, LLC, and the clients for which they serve as investment adviser, as amended January 29, 2000, and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to such Code of Ethics.



-----------------------------                     ------------------------------
Print Name                                        Signature



-----------------------------
Date




RETURN TO HUMAN RESOURCES DEPARTMENT.



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                                 CODE OF ETHICS

                          DAVIS SELECTED ADVISERS, L.P.
                        DAVIS SELECTED ADVISERS--NY, INC.
                             DAVIS DISTRIBUTORS, LLC
           AND THE CLIENTS FOR WHICH THEY SERVE AS INVESTMENT ADVISER

                           AS AMENDED JANUARY 29, 2000


INITIAL & ANNUAL CODE OF ETHICS CERTIFICATION
---------------------------------------------

I acknowledge that I have received a copy and read the Code of Ethics, as amended January 29, 2000, for Davis Selected Advisers, L.P., Davis Selected Advisers--NY, Inc., Davis Distributors, LLC, other entities adopting this Code, and the Funds and clients for which they serve as investment adviser. I understand my responsibilities under this Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

I hereby certify that I have complied with the requirements of the Code of Ethics of Davis Selected Advisers, L.P., Davis Selected Advisers--NY, Inc., Davis Distributors, LLC, and the clients for which they serve as investment adviser, as amended January 29, 2000, and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to such Code of Ethics.



-----------------------------                     ------------------------------
Print Name                                        Signature



-----------------------------
Date






EMPLOYEE COPY.



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                                 CODE OF ETHICS

                          DAVIS SELECTED ADVISERS, L.P.
                        DAVIS SELECTED ADVISERS--NY, INC.
                             DAVIS DISTRIBUTORS, LLC
           AND THE CLIENTS FOR WHICH THEY SERVE AS INVESTMENT ADVISER

                           AS AMENDED JANUARY 29, 2000


BENEFICIAL OWNERSHIP
--------------------

For purposes of the Code of Ethics, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such security.

You have a pecuniary interest in a security if you have the opportunity, directly or indirectly, to profit or share in the profit derived from a transaction in such security. You are deemed to have a pecuniary interest in any securities held by members of your immediate family sharing your household. "Immediate family" means your son or daughter (including any legally adopted child) or any descendants of either, your stepson or stepdaughter, your father or mother or any ancestor of either, your stepfather or stepmother, and your spouse. Also, you are deemed to have a pecuniary interest in securities held by a partnership of which you are a general partner, and beneficial ownership of the securities held by such partnership will be attributed to you in proportion to the greater of your capital account or interest in the partnership at the time of any transaction in such securities. You are also deemed to have a pecuniary interest in the portfolio securities held by a corporation if you are a controlling shareholder of such corporation and have or share investment control over such portfolio securities. Additionally, certain performance-related fees received by brokers, dealers, banks, insurance companies, investment companies, investment advisors, trustees and others may give rise to pecuniary interests in securities over which such persons have voting or investment control.

Securities owned of record or held in your name are generally considered to be beneficially owned by you if you have a pecuniary interest in such securities. Beneficial ownership may include securities held by others for your benefit regardless of record ownership (e.g., securities held for you or members of your immediate family by agents, custodians, brokers, trustees, executors or other administrators; securities owned by you but which have not been transferred into your name on the books of a company; and securities which you have pledged) if you have or share a pecuniary interest in such securities.

With respect to ownership of securities held in trust, beneficial ownership includes the ownership of securities as a trustee in instances either where you as trustee have, or where a member of your immediate family has, a pecuniary interest in the securities held by the trust (e.g., by virtue of being a beneficiary of the trust).

The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, while you may include security holdings of other members of your family, you may nonetheless disclaim beneficial ownership of such securities. Any uncertainty as to whether you are the beneficial owner of a security should be brought to the attention of the Compliance Officer.


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